                                                                    EXHIBIT 10.3


                    JOURNAL REGISTER COMPANY MANAGEMENT BONUS PLAN



    The purpose of the Plan is to recognize the prior services of certain management employees (collectively, the "Employees") of Journal Register Company (the "Company") and such employees' contributions to the Company's financial performance and growth.

    The Employees whose names and addresses are set forth on Schedule A hereto shall be awarded, subject to the pricing of the Company's currently contemplated initial public offering, the number of shares of common stock, par value $.01 per share of the Company (the "Common Stock"), and the amount of cash, subject to applicable withholdings, in each case set forth opposite his or her name. The Board of Directors of the Company may, in its sole discretion and subject to the pricing of the Company's currently contemplated initial public offering, grant to Employees whose names are not set forth on Schedule A hereto such number of shares of Common Stock and such amount of cash, subject to applicable withholdings, as the Board in each case determines appropriate. Notwithstanding the foregoing, in no event shall (i) the number of shares of Common Stock awarded pursuant to this Plan exceed 1,100,000 in the aggregate and (ii) the amount of cash awarded pursuant to this Plan exceed an amount equal, in the aggregate, to 82% of the total value, as of the date of award, of the number of shares of Common Stock awarded hereinunder.

The Company has covenanted to file with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to such shares of Common Stock. No shares of Common Stock awarded under this Plan shall be issued to the recipients thereof until such Registration Statement has become effective.